Exhibit 2.2

CERTIFICATE OF MERGER

Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

1.      The name of each constituent corporation is DeltaMax, Inc., a Delaware corporation, and Elauwit Connection, Inc., a Delaware corporation.

2.      The Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

3.      The name of the surviving corporation is DeltaMax, Inc., a Delaware corporation.

4.      The Certificate of Incorporation of the surviving corporation is hereby amended to change the name of the corporation to “Elauwit Connection, Inc.” To accomplish such amendment, paragraph FIRST, which provides the name of the corporation, is hereby deleted in its entirety and restated as:

ARTICLE ONE

The name of the corporation is Elauwit Connection, Inc. (the “Corporation”)

5.      The Certificate of Incorporation of the surviving corporation as of immediately prior to the filing of the Certificate of Merger, as amended by this Certificate of Merger, shall be the Certificate of Incorporation of the surviving corporation after the Merger.

6.      The merger is to become effective on upon the filing of this Certificate of Merger.

7.      The Agreement of Merger is on file at 300 Park Avenue 16th Floor, New York, New York 10022, the place of business of the surviving corporation.

8.      A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be signed as of September 13, 2024.

By:	/s/ Ritesh M. Veera
Ritesh M. Veera, Vice President

By:	/s/ Larry Glassberg
Larry Glassberg, Vice President